Exhibit 10.1
KEYCORP
SECOND DEFERRED COMPENSATION PLAN
ARTICLE I
          The KeyCorp Second Deferred Compensation Plan (the “Plan”), as originally established December 28, 2004, to be effective January 1, 2005 is hereby amended and restated as of that date. The Plan, as structured, is designed to provide a certain select group of employees of KeyCorp with the opportunity to defer a portion of their base salary and incentive compensation to the Plan, while allowing KeyCorp to retain the employee’s continued employment. It is the intention of KeyCorp and it is the understanding of the employees covered under the Plan, that the Plan constitutes a nonqualified deferred compensation plan for a select group of KeyCorp employees, and as such, the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is also the understanding of employees covered under the Plan that the Plan will be administered in accordance with the requirements of Section 409A of the Code.
ARTICLE II
DEFINITIONS
     2.1 Meaning of Definitions. For the purposes of this Plan, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is clearly required by the context:
(a)	“Beneficiary” shall mean the person, persons or entity entitled under Article VII to receive any Plan benefits payable after a Participant’s death.

(b)	"Board” shall mean the Board of Directors of KeyCorp, the Board’s Compensation Committee, or any other committee designated by the Board or subcommittee designated by the Board’s Compensation Committee.

(c)	“Change of Control” shall be deemed to have occurred if under a rabbi trust arrangement established by KeyCorp (“Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust because a “Change of Control”, as defined in the Trust, has occurred.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all regulations promulgated thereunder. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(e)	“Common Stock Account” shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals to the Common Stock Account shall be credited based on a bookkeeping allocation of KeyCorp Common Shares (both whole and fractional rounded to the nearest one-hundredth of a share), which shall be equal to the amount of Participant Deferrals invested by the Participant in the Common Stock Account. The Common Stock Account shall also reflect on a bookkeeping basis all dividends, gains, and losses attributable to such Common Shares. All Corporate

Contributions and all Participant Deferrals credited to the Common Stock Account shall be based on the New York Stock Exchange’s closing price for such Common Shares as of the day such Participant Deferrals are credited to the Participants’ Plan Accounts.

(f)	“Compensation” of a Participant for any Plan Year or any partial Plan Year shall mean the entire amount of base salary paid to such Participant during such period by reason of his or her employment with an Employer, including any base salary which would have been paid except for (1) the Participant’s written deferral of such Compensation to this Plan during the Plan Year, (2) the Participant’s deferral of such Compensation to the KeyCorp 401(k) Savings Plan and the KeyCorp Excess 401(k) Savings Plan, and/or (3) the Participant’s participation in the KeyCorp Flexible Benefits Plan and/or transportation reimbursement plan.

(g)	“Corporate Contributions” shall mean the amount that an Employer has agreed to contribute on a bookkeeping basis to the Participant’s Plan Account in accordance with the provisions of Article V of the Plan.

(h)	“Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(i)	“Deferral Period” shall mean each Plan Year, provided however, that a Participant’s initial Deferral Period shall be from his or her first day of participation in the Plan through the last day of the applicable Plan Year.

(j)	“Determination Date” shall mean the last day of each calendar month.

(k)	“Disability” shall mean (1) the physical or mental disability of a permanent nature which prevents a Participant from performing the duties such Participant was employed to perform for his or her Employer when such disability commenced, (2) qualifies for disability benefits under the federal Social Security Act within 30 months following the Participant’s disability, and (3) qualifies the Participant for disability coverage under the KeyCorp Long Term Disability Plan.

(l)	“Early Retirement” shall mean the Participant’s retirement from employment with an Employer on or after the Participant’s attainment of age 55 and completion of a minimum of five years of Vesting Service, but prior to the Participant’s Normal Retirement Date.

(m)	“Employee” shall mean a common law employee who is employed by an Employer.

(n)	“Employer” shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer’s participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

(o)	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), the loss of the Participant’s property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an “unforeseeable emergency” and the ability of the Corporation to accelerate the Participant’s distribution of Participant Deferrals shall be determined in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.

(p)	“Incentive Compensation” shall mean the incentive compensation awarded to a Participant under an Incentive Compensation Plan.

(q)	“Incentive Compensation Deferrals” shall mean a percentage or whole dollar amount of any Incentive Compensation payable to a Participant during the applicable Plan Year, which the Participant has elected in accordance with his or her Participation Agreement to defer under this Plan.

(r)	“Incentive Compensation Plan” shall mean a line of business or management incentive compensation plan that is sponsored by KeyCorp or an affiliate of KeyCorp that the Corporation has determined constitutes an Incentive Compensation Plan for purposes of the Plan.

(s)	“Interest Bearing Account” shall mean the investment account established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Participant Deferrals invested for bookkeeping purposes in the Interest Bearing Account shall be credited with earnings as of each Determination Date based on the effective annual yield of the average of Moody’s Average Corporate Bond Yield Index for the previous calendar month increased by 50 basis points. In the event that Moody’s Investor Services Inc. ceases to publish such Index (or any successor publisher thereto) the Board shall select a substantially similar index to be used in crediting earnings under the Interest Bearing Account.

(t)	“Investment Accounts” shall collectively mean those investment accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited. Investment Accounts shall include the Plan’s (1) Interest Bearing Account, (2) Common Stock Account, and (3) Investment Funds.

(u)	“Investment Funds” shall mean those investment accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited and which mirror the investment funds established in accordance with the KeyCorp 401(k) Savings Plan (“Savings Plan”) as may be amended from time to time, provided, however, that the Savings Plan’s Corporation Stock Fund, for Plan purposes, shall be excluded from the definition of Investment Funds. Participant Deferrals invested for bookkeeping purposes in the Investment Funds shall be credited on a bookkeeping basis with those earnings, gains, and losses experienced by the investment funds.

(v)	“Normal Retirement” shall mean the Participant’s retirement under the KeyCorp Cash Balance Pension Plan on or after the Participant’s Normal Retirement Date.

(w)	“Participant” shall mean an Employee who meets the eligibility requirements set forth in Section 3.1(a) and who becomes a Plan Participant pursuant to Section 3.1(b) or Section 3.1(c) of the Plan.

(x)	“Participation Agreement” shall mean the written agreement submitted by the Participant to the Corporation, which contains, in pertinent part, the Participant’s deferral commitment for the applicable Deferral Period, the Participant’s investment instructions, and the distribution option for such Participant Deferrals. Participants’ Participation Agreements for Salary Deferrals shall be provided to the Corporation by no later than the close of the year prior to the year in which the deferred salary is earned by the Participant. Participants’ Participation Agreements for Incentive Compensation Deferrals shall be provided to the Corporation by no later than the close of the year prior to the year in which such Incentive Compensation is earned by the Participant or as otherwise permitted under Section 409A of the Code and applicable regulations.

(y)	“Participant Deferrals” shall mean those Incentive Compensation Deferrals and Salary Deferrals the Participant has elected to defer under this Plan for each applicable Deferral Period.

(z)	“Plan” shall mean the KeyCorp Second Deferred Compensation Plan with all amendments hereafter made.

(aa)	“Plan Account” shall mean those bookkeeping accounts established by the Corporation for each Plan Participant, which shall reflect Corporate Contributions and Participant Deferrals invested for bookkeeping purposes in the Plan’s Investment Accounts with all earnings, dividends, gains, and losses thereon. Plan Accounts shall not constitute separate Plan funds or separate Plan assets. Neither the maintenance of, nor the crediting of amounts to such Plan Accounts shall be treated (i) as the allocation of any Corporation assets to, or a segregation of any Corporation assets in any such Plan Accounts, or (ii) as otherwise creating a right in any person or Participant to receive specific assets of the Corporation. Benefits under the Plan shall be paid from the general assets of the Corporation.

(bb)	“Plan Year” shall mean the calendar year.

(cc)	“Retirement” shall mean the termination of a Participant’s employment under circumstances in which the Participant begins to receive an Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan.

(dd)	“Salary Deferrals” shall mean the percentage or whole dollar amount of a Participant’s annual Compensation, which the Participant has elected pursuant to his or her Participation Agreement to defer to the Plan.

(ee)	“Termination” shall mean the voluntary or involuntary and permanent termination of a Participant’s employment from his or her Employer and any other Employer, whether by resignation or otherwise, but shall not include the Participant’s Retirement or termination as a result of death or Disability.

(ff)	“Termination Under Limited Circumstances” shall mean a Participant’s termination of employment from the Employer (i) within two years after a Change of Control under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a Change of Control agreement, employment agreement, or severance or separation pay plan, (ii) Normal Retirement, (iii) Early

Retirement with the approval of the Compensation Committee in its sole discretion, or (iv) due to Disability or death.
     2.2 Additional Reference. All other words and phrases used herein shall have the meaning given them in the KeyCorp Cash Balance Pension Plan, unless a different meaning is clearly required by the context.
     2.3 Pronouns. The masculine pronoun wherever used herein includes the feminine in any case so requiring, and the singular may include the plural.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1	Eligibility and Participation.

(a)	Eligibility. An Employee shall be eligible to participate in the Plan if (1) the Employee is a Participant in an Incentive Compensation Plan, (2) the Employee is employed in a benefits designator 86 or above, and (3) the Corporation selects such Employee to participate in the Plan. Notwithstanding the foregoing provisions of this Section 3.1(a), all Participants in the KeyCorp Deferred Compensation Plan as of December 31, 2004 may elect to participate in this Plan regardless of the Participant’s benefits designator.

(b)	Participation. An Employee meeting the eligibility criteria of Section 3.1(a) may elect to participate in the Plan by submitting a Participation Agreement to the Corporation prior to the beginning of the applicable Deferral Period.

(c)	Mid-Year Participation. When an Employee first becomes eligible to participate in the Plan during a Deferral Period, the Employee shall submit a Participation Agreement to the Corporation within thirty days (30) of the date that the Corporation first notifies the Employee of his or her Plan eligibility. Such Participation Agreement will become effective only if it is provided to the Corporation within 30 days of the Participant’s notice of Plan eligibility.
     3.2 Deferral Limitations. The following Participant Deferral limitations shall apply for each Deferral Period:
(a)	Salary Deferrals. A Participant whose Compensation equals or exceeds $160,000 as of January 1 of the applicable Plan Year may defer no less than one hundred twenty-five dollars ($125) on a per-pay basis and no more than 50% of the Participant’s Compensation on a per-pay basis during the applicable Deferral Period.

(b)	Incentive Compensation Deferrals. A Participant may defer no less than three thousand dollars ($3,000) and no more than 100% of any Incentive Compensation which becomes payable to the Participant during the applicable Deferral Period.
     3.3 Commitment Limited by Termination, Retirement, Disability or Death. As of the Participant’s Termination date, Retirement date, date of Disability or date of death, all Participant Deferrals under the Plan shall cease.

     3.4 Modification of Deferral Commitment. A Participant’s deferral commitment as evidenced by his or her Participation Agreement for the applicable Deferral Period shall be irrevocable.
     3.5 Change in Employment Status. If the Corporation determines that a Participant’s performance is no longer at a level that deserves to be rewarded through participation in the Plan, but does not terminate the Participant’s employment with the Employer, the Participant’s existing Participation Agreement shall terminate at the end of the Deferral Period, and no new Participation Agreement may be made by such Participant.
     3.6 Opening Account Balance. Effective January 1, 2005, Participants in the frozen KeyCorp Deferred Compensation Plan who as of December 31, 2004 were not vested in all or any portion of those KeyCorp Deferred Compensation Plan corporate contributions allocated to their plan account shall have such allocated but not vested corporate contributions on a bookkeeping basis, transferred to the Plan and reflected in a bookkeeping opening account balance (“Opening Account Balance”) established for the Participant. Such Opening Account Balance shall be invested on a bookkeeping basis in the Plan’s Corporation Stock Fund, and shall be credited with all earnings, gains, and losses attributable to the investment performance of such Fund. The value of the Participant’s Opening Account Balance shall be added to and shall become a part of such Participant’s Plan benefit which shall be payable in accordance with the terms of this Plan, provided, however, that the Participant shall receive distribution of his or her Opening Account Balance in accordance with the distribution instructions contained within the Participant’s participation agreement under the KeyCorp Deferral Compensation Plan for the applicable deferral period. The establishment of the Participant’s Plan Opening Account Balance shall terminate the Participant’s entitlement to such transferred benefit under the frozen KeyCorp Deferred Compensation Plan.
     3.7 Rollovers. The Plan may accept on behalf of a Participant, a rollover of the Participant’s bookkeeping account balance from such other deferred compensation plan of the Employer in which the Participant also participates. The bookkeeping account balance so rolled shall be known as plan transfer contributions (“Plan Transfer Contributions”). The Participant’s Plan Transfer Contributions shall be credited to the Participant’s Plan Account on a bookkeeping basis in such a manner as the Corporation shall be able to separately identify such Plan Transfer Contributions and determine the net gains or losses attributable thereto. Such Plan Transfer Contributions shall, at all times, be invested in the Plan’s Common Stock Account and shall not be subject to the Participant’s investment direction or diversification. Plan Transfer Contributions shall be fully vested under the Plan and shall be subject to the distribution requirements contained within the Participant’s Rollover Election Form provided, however, that such Plan Transfer Contributions must be deferred under the Plan for a minimum of five (5) years from the date of the rollover regardless of the Participant’s termination, retirement, or distribution instructions contained in the Participant’s Rollover Election Form, and further, must conform with subsequent deferral election requirements mandated under Section 409A of the Code.
ARTICLE IV
PARTICIPANT DEFERRALS
     4.1 Plan Account. All Participant Deferrals and Corporate Contributions shall be credited on a bookkeeping basis to a Plan Account established in the Participant’s name. Separate sub-accounts may be established to reflect the Participant’s investment elections, with all earnings, gains or losses attributable to such elections.

     4.2 Investment of Participant Deferrals. Subject to the provisions of Section 4.3 hereof, each Participant shall direct the manner in which his or her Participant Deferrals are to be invested for bookkeeping purposes under the Plan. All Participant Deferrals may be invested for bookkeeping purposes in any one or more of the Plan’s Investment Accounts, in such amounts, as the Participant shall select. Subject to the provisions of Section 4.4 hereof, Participants may modify their investment elections at such times and in such manner as permitted by the Corporation.
     4.3 Compliance with Corporation’s Stock Ownership Guidelines. Notwithstanding the foregoing provisions of Section 4.2 hereof, Participants who have not met the ownership requirements of the Corporation’s stock ownership guidelines shall be required to defer all Participant Deferrals into the Common Stock Account until such time as the Corporation stock ownership guidelines have been met.
     4.4 Investment of Participant Deferrals Invested in the Common Stock Account. The Participant’s election to have his or her Participant Deferrals invested on a bookkeeping basis in the Common Stock Account shall be irrevocable; Participant Deferrals invested in the Common Stock Account shall not be subject to investment direction by the Participant.
     4.5 Crediting of Participant Deferrals; Withholding. Participant Salary Deferrals shall be credited to the Participant’s Plan Account as of each pay period during the applicable Deferral Period. Participant Incentive Compensation Deferrals shall be credited to the Participant’s Plan Account as of the date the Incentive Compensation would have been payable to the Participant but for the Participant’s election to defer such Incentive Compensation to this Plan. The withholding of taxes with respect to Participant Deferrals as required by state, federal or local law will be withheld from the Participant’s Compensation to the maximum extent possible; any taxes remaining due shall reduce the amount of Participant Deferrals credited to the Participant’s Plan Account.
ARTICLE V
CORPORATE CONTRIBUTIONS
     5.1 Crediting of Corporation Contributions. Corporate Contributions shall be credited on a bookkeeping basis to the Participant’s Plan Account in proportion to the respective amount of the Participant’s Participant Deferrals made to the Plan during the applicable Deferral Period. Corporate Contributions shall be credited to the Participant’s Plan Account as of the date that the Participant’s Participant Deferrals are credited to the Plan.
     Notwithstanding the forgoing provisions of this Section 5.1, however, if the Participant is an “Officer” of the Corporation, as that term is defined in accordance with Section 16 of the Securities Act of 1934, such Corporate Contributions shall be credited to the Participant’s Plan Account as follows:
(a)	Incentive Compensation Deferrals. Corporate Contributions shall be credited on a bookkeeping basis to the Participant’s Plan Account as of the date the Incentive Compensation Deferrals would have been payable to the Participant but for the Participant’s election to defer such Incentive Compensation to the Plan.

(b)	Salary Deferrals. Corporate Contributions shall be credited to the Participant’s Plan Account as of June 30 and December 31 of each Plan year, provided, however, that if a Participant has elected on a bookkeeping basis to invest his or her Salary Deferrals in the

Plan’s Common Stock Account then such Salary Deferrals shall be credited with Corporate Contributions as of the date such Salary Deferrals would have been paid to the Participant but for the Participant’s election to defer such Salary Deferrals to the Plan.
     Participant Deferrals invested on a bookkeeping basis in the Plan’s Interest Bearing Fund and/or Investment Funds shall be credited with Corporate Contributions equal to 6% of such Participant’s Participant Deferrals; Participant Deferrals invested on a bookkeeping basis in the Plan’s Common Stock Account shall be credited with Corporate Contributions equal to 10% of such Participant’s Participant Deferrals. Corporate Contributions (equal to 6% or 10%, as the case may be) shall also be credited on behalf of those Participants whose Participant Deferrals become mandated under the requirements of Section 162(m) of the Code.
     5.2 Investment of Corporate Contributions. All Corporate Contributions credited to the Participant’s Plan Account shall be invested for bookkeeping purposes in the Plan’s Common Stock Account. Corporate Contributions are not subject to Participant investment directions.
     5.3 Vesting in Corporate Contributions. Subject to the provisions of Section 5.4 and Section 6.4 of the Plan, a Participant shall become vested in those Corporate Contributions credited on a bookkeeping basis to the Participant’s Plan Account upon the Participant’s (1) completion of three years of vested service, (2) Disability, or (3) death. For purposes of this Section 5.3 hereof, the term “vested service” shall be calculated from the Participant’s employment commencement date through the Participant’s Termination, Retirement, or Disability date (whichever shall first occur), and shall be based on consecutive twelve-month periods during which time an Employer employs the Participant.
     5.4 Forfeiture of Corporate Contributions. Notwithstanding the provisions of Sections 5.1 or 5.3 hereof, if the Participant terminates his or her employment with the Corporation for any reason other than Normal Retirement or Termination Under Limited Circumstances, the Participant shall forfeit 4% out of the 10% of Corporate Contributions (so that the remaining Corporate Contribution is 6%) allocated on Participant Deferrals which the Participant has elected to irrevocably defer into the Common Stock Account. All earnings on the 4% of Corporate Contributions forfeited shall also be forfeited.
     5.5 Determination of Amount. The Plan Administrator shall verify the amount of Participant Deferrals, Corporate Contributions, dividends, and earnings, if any, to be credited to each Participant’s Plan Account in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of each Investment Account shall be conclusive and binding upon all Participants and the Beneficiary of each deceased Participant having any interest, direct or indirect in the Participant’s Plan Account. The value of an Investment Account on any day not a Determination Date shall be the value on the last preceding Determination Date. As soon as reasonably practicable after the close of the Plan Year, the Corporation shall send to each Participant an itemized accounting statement which shall reflect the Participant’s Plan Account balance.
     5.6 Corporate Assets. All Participant Deferrals, Corporate Contributions, dividends, earnings and any other gains and losses credited to a Participant’s Plan Account remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with Article VI, of the Plan. Payments made under the Plan shall be in the form of cash and shares and shall be made from the general assets of the Corporation, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 409A of the Code.
     5.7 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary, including any domestic relations proceedings. If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.
     5.8 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan shall terminate the liability of the Corporation and all Employers to make further Corporate Contributions to the Plan.
ARTICLE VI
DISTRIBUTION OF PLAN BENEFITS
     6.1 Distribution at Termination or Retirement. A Participant’s vested Plan benefit shall be distributed to the Participant at the Participant’s Termination or Retirement (whichever shall first occur) subject to the following limited early distribution circumstances:
(a)	Section 162(m) Deferrals. In accordance with the provisions of Section 6.7 hereof, if a Participant is required to defer in conjunction with the provisions of Section 162(m) of the Code, such Participant Deferrals shall be distributed upon the Participant’s Termination or Retirement , unless such Participant constitutes a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Corporation, in which the Participant shall not commence any distribution of his or her Plan benefits before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).

(b)	Unforeseeable Emergency. Upon a finding that a Participant has suffered an Unforseeable Emergency, the Corporation shall permit the Participant to obtain an Emergency Withdrawal from his or her vested Plan Account. The amount of such Emergency Withdrawal shall be limited to the amount reasonably necessary to meet the Participant’s immediate needs resulting from the Unforeseeable Emergency, as provided for in accordance with the provisions of Section 409A of the Code and applicable regulations issued thereunder.

(c)	Form of Payment and Time. Distributions made to a Participant pursuant to Section 6.1(b) hereof shall be paid in a lump sum amount. Distributions made under this Section 6.1 shall be made as soon as administratively practicable following (i) the distribution date permitted under the provisions of Section 6.1(a), or (ii) as soon as administratively practicable following the Participant’s Emergency Withdrawal request under the provisions of Section 6.1(b).

     6.2 Distribution Options for Interest Bearing Account and/or Investment Funds. Subject to the provisions of Section 6.4 and Section 6.5 hereof, a Participant shall elect, as reflected in the Participant’s Participation Agreement, to receive a distribution of his or her vested Plan Account balance from the Plan’s Interest Bearing Account and /or Investment Funds under the following payment options:
(a)	a single lump sum distribution, or

(b)	a series of monthly installment distributions over a period of 60, 120, or 180 months.
     Distributions of Participant Deferrals from the Plan’s Interest Bearing Account and/or Investment Funds shall be made in cash.
     6.3 Distribution Options for Common Stock Account. Subject to the provisions of Section 6.4 and Section 6.5 of the Plan, a Participant shall elect, as reflected in the Participant’s Participation Agreement, to receive the distribution of his or her vested Plan Account balance from the Plan’s Common Stock Account under the following payment options:
(a)	a single lump sum distribution, or

(b)	a series of annual installment distributions over a period of 5, 10, or 15 years.
Distributions of Participant Deferrals and vested Corporate Contributions from the Plan’s shall be made in KeyCorp Common Shares
     6.4 Forfeiture of Plan Benefits. Notwithstanding any other provision of the Plan to the contrary, however, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s Termination or Retirement, then by operation of this Section 6.4 hereof, and without any further notice to the Participant, (a) (i) all Corporate Contributions, and (ii) all earnings, dividends, and gains allocated to the Participant’s Plan Account with regard to both Participant Deferrals and Corporate Contributions shall become immediately forfeited (the Participant’s Participant Deferrals shall be continue to be distributed to the Participant in accordance with the distribution instructions contained within the Participant’s Participation Agreements), and (b) all distributed Corporate Contributions and all distributed earnings, gains and dividends on the Participant’s Participant Deferrals and Corporate Contributions that have been distributed to the Participant within one year of the Participant’s Termination or Retirement date shall be fully repaid by the Participant to the Corporation within 60 days following the Participant’s receipt of the Corporation’s notice of such Harmful Activity.
The foregoing restrictions shall not apply in the event that the Participant’s employment with an Employer terminates within two years after a Change of Control if any of the following have occurred: a relocation of the Participant’s principal place of employment more than 35 miles from the Participant’s principal place of employment immediately prior to the Change of Control, a reduction in the Participant’s base salary after a Change of Control, or termination of employment under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan.
The determination by the Corporation as to whether a Participant has engaged in a “Harmful Activity” prior to or within twelve months after the Participant’s Termination or Retirement shall be final and conclusive upon the Participant and upon all other Persons.

     For purposes of this Section 6.4, a “Harmful Activity” shall have occurred if the Participant shall do any one or more of the following:
(i) Use, publish, sell, trade or otherwise disclose Non-Public Information of KeyCorp unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to KeyCorp.
(ii) After notice from KeyCorp, fail to return to KeyCorp any document, data, or thing in his or her possession or to which the Participant has access that may involve Non-Public Information of KeyCorp.
(iii) After notice from KeyCorp, fail to assign to KeyCorp all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.
(iv) After notice from KeyCorp, fail to agree to do any acts and sign any document reasonably requested by KeyCorp to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, the signing of patent applications and assignments thereof.
(v) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, solicit or entice for employment or hire any KeyCorp employee.
(vi) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, call upon, solicit, or do business with (other than business which does not compete with any business conducted by KeyCorp) any KeyCorp customer the Participant called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while the Participant was employed at KeyCorp unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom the Participant should have reasonably known was a customer of KeyCorp.
(vii) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, after notice from KeyCorp, continue to engage in any business activity in competition with KeyCorp in the same or a closely related activity that the Participant was engaged in for KeyCorp during the one year period prior to the termination of the Participant’s employment.
For purposes of this Section 6.4 the term:
“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing relating to KeyCorp or any of its businesses.
“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as KeyCorp, and that of its customers or suppliers, and that are not generally known by the public.
“KeyCorp” shall include KeyCorp, its subsidiaries, and its affiliates.

     6.5 Distribution of Account Balance. The Participant’s vested Plan Account shall be valued as of the Determination Date immediately preceding his or her Termination, Retirement or Disability (the “valuation date”).
(a)	Lump Sum Distributions. If a Participant has elected to receive a lump sum distribution of all or any portion of his or her vested Plan Account, such lump sum distribution shall be made as soon as administratively practicable but in no event later than 60 days following the Participant’s Termination, Retirement or Disability date.

(b)	Installment Distributions. If a Participant has elected to receive an installment distribution of all or any portion of his or her Plan Account, such installment distribution shall commence as soon as administratively practicable but in no event later than 60 days following the Participant’s Termination, Retirement or Disability date.
(i)	The Participant’s vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan’s Interest Bearing Account and Investment Funds shall be reflected in a distribution sub-account, which shall be credited with interest based on a 36 month average (as of the valuation date) of the monthly earnings credited under the Interest Bearing Account for the Participant’s installment distribution period.

(ii)	The Participant’s vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan’s Common Stock Account shall be reflected as a number of whole and fractional Common Shares in a distribution sub-account and shall be credited with dividends on a bookkeeping basis which shall be reinvested in the Plan’s Common Stock Account throughout the installment distribution period; all such reinvested dividends shall be paid to the Participant in Common Shares in conjunction with the Participant’s final installment payment under the Plan.
     6.6 Distribution of Small Accounts. Notwithstanding the provisions of Sections 6.2, 6.3, 6.4, and 6.5, hereof, if the value of a Participant’s vested Account balance as of the Determination Date immediately preceding the Participant’s Termination, Retirement or Disability date is under $50,000, the Participant’s Account balance shall be distributed to the Participant as a single distribution as soon as administratively practicable following such date.
     6.7 Distribution Limitation. If the Corporation determines that a Participant’s Participant Deferrals and/or Corporate Contributions with all earnings and gains thereon:
1.	would not be deductible by the Corporation if paid in accordance with the distribution instructions specified by the Participant in his or her Participation Agreement by reason of the disallowance rules of Section 162(m) of the Code, but

2.	would be deductible by the Corporation if deferred and paid in a later Plan Year, the Corporation reserves the right to defer the distribution of all or any portion of such Participant’s Participant Deferrals and/or Corporate Contributions with all interest and earnings thereon until such time as the Corporation determines that the distribution of all or any portion of such Participant’s Participant Deferrals and/or Corporate Contributions will be payable without the disallowance of the deduction prescribed by Code Section 162(m) (“Deferrals”). .

Notwithstanding any other provision of this Section 6.7, however, all Participant Deferrals and Corporate Contributions together with all earnings, gains, and losses thereon, shall be distributed to the Participant no later than April 15 of the year following the employment termination date of the Participant, regardless of the deductibility of such distribution.
     6.8 Payment Limitation for Key Employees. Notwithstanding any other provision of the Plan to the contrary, including the provisions contained within this Article VI hereof, in the event that the Participant constitutes a “key” employee of the Corporation (as that term is defined in accordance with Section 416(i) of the Code without regard to paragraph (5) thereof), distributions of the Participant’s Plan benefits may not commence before the date which is six months after the Participant’s date of separation from service (or, if earlier, the date of death of the Participant). The term “separation from service” shall be defined for Plan purposes in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.
     6.9 Facility of Payment. If it is found that any individual to whom an amount is payable hereunder is incapable of attending to his or her financial affairs because of any mental or physical condition, including the infirmities of advanced age, such amount (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may, in the discretion of the Corporation, be paid to another person for the use or benefit of the individual found incapable of attending to his or her financial affairs or in satisfaction of legal obligations incurred by or on behalf of such individual. Any such payment shall be charged to the Participant’s Plan Account from which any such payment would otherwise have been paid to the individual found incapable of attending to his or her financial affairs, and shall be a complete discharge of any liability therefore under the Plan.
ARTICLE VII
BENEFICIARY DESIGNATION
     7.1 Beneficiary Designation. Subject to Section 7.3 hereof, each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Plan Account. Each Beneficiary designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Participant’s lifetime.
     7.2 Changing Beneficiary. Subject to Section 7.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Corporation. The filing of a new designation shall cancel all designations previously filed.
     7.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary (including all contingent Beneficiaries) designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
     (a) The Participant’s spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation the share the parent would have taken if living; and

(c)	The Participant’s estate.
     7.4 Distribution upon Death. If a Participant dies after the distribution of his or her interest under the Plan has commenced, the remaining portion of the Participant’s entire interest under the Plan, if any, shall be distributed to the Participant’s Beneficiary in a single lump sum benefit. If the Participant dies before the distribution of the Participant’s Plan Account has commenced, the Participant’s entire interest under the Plan shall be valued as of the Determination Date immediately preceding the Participant’s date of death, and shall be distributed to his or her Beneficiary in a lump sum payment as soon as reasonably practicable following the Participant’s date of death.
ARTICLE VIII
ADMINISTRATION
     8.1 Administration. The Corporation, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Corporation shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Corporation shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Corporation may employ such attorneys, investment counsel, agents, and accountants, as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 8.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.
     8.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his or her authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefore, which request shall contain the following information:

(a)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b)	the specific portions of the denial of his or her claim, which the Claimant requests the Plan Administrator to review;

(c)	a statement by the Claimant setting forth the basis upon which he or she believes the Plan Administrator should reverse its previous denial of the claim and accept the claim as made; and

(d)	any written material, which the Claimant desires the Plan Administrator to examine in its consideration of his or her position as stated pursuant to paragraph (b) above.
     In accordance with this Section, if the Claimant requests a review of the Plan Administrator’s decision, such review shall be made by the Plan Administrator, who shall, within sixty (60) days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be modified unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be binding on the claimant and upon all other Persons. If the Participant or Beneficiary shall not file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Plan.

ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.1 Reservation of Rights. The Corporation reserves the right to amend or terminate the Plan at any time by action of the Board of Directors of the Corporation, or any duly authorized committee thereof, and to modify or amend the Plan, in whole or in part, at any time and for any reason. No amendment or termination will result in an acceleration of Plan Benefits in violation of Section 409A of the Code.
(a)	Preservation of Account Balance. No termination, amendment, or modification of the Plan shall reduce (i) the amount of Plan Rollover Contributions, Participant Deferrals and Corporate Contributions, and (ii) all earnings and gains on such Plan Rollover Contributions, Participant Deferrals, and Corporate Contributions that have accrued up to the effective date of the termination, amendment, or modification.

(b)	Changes in Earnings Rate. No amendment or modification of the Plan shall reduce the rate of earnings to be credited on all Plan Rollover Contributions, Participant Deferrals, and Corporate Contributions and all earnings accrued thereon until the close of the applicable Deferral Period in which such amendment or modification is made.
     9.2 Effect of Plan Termination. The Corporation may terminate the Plan by instructing the Plan Administrator to not accept any additional Participation Agreements. If such a termination occurs, the Plan shall continue to operate and be effective with regard to Participation Agreements entered into prior to the effective date of such termination.
ARTICLE X
CHANGE OF CONTROL
     10.1 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control as defined in accordance with Section 2.2 of the Plan, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant’s Pre-Change of Control Account Balance, (2) to reduce or modify the Interest Bearing Account’s rate of earnings on or method of crediting such earnings to a Participant’s Pre-Change of Control Account Balances, (3) to reduce or modify the Common Stock Accounts’ method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, (4) to reduce or modify any Investment Funds’ method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, or (5) to reduce or modify the Participant’s Participant Deferrals and/or Corporate Contributions to be credited to a Participant’s Plan Account for the applicable Deferral Period. For purposes of this Section 10.1, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Plan Participant, the aggregate amount of such Participant’s Plan Rollover Contributions, Participant Deferrals, and Corporate Contributions with all earnings, gains, and losses thereon which are credited to the Participant’s Plan Account through the close of the calendar year in which such Change of Control occurs.

     10.2 Interest Bearing Account. In accordance with the provisions of clause (2) of Section 10.1 hereof, in the event that Moody’s Average Corporate Bond Yield Index ceases to be published on or after a Change of Control, the Corporation shall reasonably select a substantially similar index to be used in crediting earnings on Participants’ Pre-Change of Control Account Balances held in the Plan’s Interest Bearing Account.
     10.3 Common Stock Conversion. In the event of a Change of Control in which the common shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Common Stock Account to reflect on a bookkeeping basis the securities, cash and other property that would have been received in such reorganization, reclassification, consolidation, merger or sale on an equivalent amount of common shares equal to the balance in the Common Stock Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Common Stock Account shall reflect on a bookkeeping basis all dividends, interest, earnings and losses attributable to such securities, cash, and other property (with any cash earning interest at the rate applicable to the Interest Bearing Account).
     10.4 Change of Control Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, (i) the Participant’s employment is terminated by his or her Employer and any other Employer without cause, or (ii) the Participant resigns within two years following a Change of Control as a result of the Participant’s mandatory relocation, reduction in the Participant’s base salary, reduction in the Participant’s average annual incentive compensation (unless such reduction is attributable to the overall corporate or business unit performance), or the Participant’s exclusion from stock option programs as compared to comparably situated Employees, the provisions of Section 6.4 of the Plan which limit a Participant’s ability to provide services to a financial services organization, business, or company upon the Participant’s Termination or Retirement, shall become null and void.
     10.5 Amendment in the Event of a Change of Control. On or after a Change of Control, the provisions of Article II, Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and Article X may not be amended or modified as such Sections and Articles apply with regard to the Participants’ Pre-Change of Control Account Balances.
ARTICLE XI
MISCELLANEOUS PROVISIONS
     11.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     11.2 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

     11.3 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participants, former Participants, and Beneficiaries.
     11.4 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.
     11.5 Expenses. The expenses of administration of the Plan shall be paid by the Corporation.
     11.6 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.
     11.7 Withholding. The Corporation shall withhold any tax, which the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.
     11.8 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the provisions of ERISA, the Code, and, to the extent applicable, the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.
     11.9 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
     11.10 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.
     11.11 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.
     11.12 Trust Fund. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.
     11.13 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     11.14 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records
     11.15 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.
ARTICLE XII
COMPLIANCE WITH
SECTION 409A CODE
     12.1 Compliance With Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005. Moreover, to the extent permitted in guidance issued by the Secretary of the Treasury and in accordance with procedures established by the Corporation, a Participant may be permitted to terminate participation in the Plan or cancel an outstanding deferral election with regard to amounts deferred after December 31, 2004 . Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, or distribution shall be made or given effect under the Plan that would result in early taxation or assessment of penalties or interest of any amount under Section 409A of the Code.
     Notwithstanding any provision of the Plan to the contrary, Plan benefits shall not be distributed to a Participant earlier than:
(a)	the Participant’s separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a key employee of the Corporation);

(b)	a specified time (or pursuant to a fixed schedule) specified under the Plan and Participant’s Participation Agreement prior to the date of the Participant’s deferral of Compensation;

(c)	the date of the Participant’s Disability; or

(d)	death of the Participant.
     If it is determined that a Participant constitutes a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Corporation, the Participant shall not commence any distribution of his or her Plan benefits before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).

     WITNESS WHEREOF, KeyCorp has caused this KeyCorp Second Deferred Compensation Plan to be executed by its duly authorized officer this 21st day of December, to be effective as of January 1, 2005.

KEYCORP

By:	/s/ Thomas E. Helfrich

Title:	Executive Vice President